Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-287916) and on Form S-8 (No. 333-276703) of our reports dated February 27, 2026, with respect to the consolidated financial statements of BrightSpring Health Services, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Louisville, Kentucky
February 27, 2026